CLARIFICATION AGREEMENT

TO

WARRANT A AND WARRANT B

THIS CLARIFICATION AGREEMENT TO WARRANT AND WARRANT B, issued by Cordia Corporation., a Nevada corporation ("Cordia"), to Barron Partners, LP, a Delaware limited partnership ("Barrons"), originally dated March 3, 2005, is made and entered this 6th day of April 2005, based on the terms and conditions set forth herein.

Premises

Cordia issued Barron Warrants A and B pursuant to a Preferred Stock Purchase Agreement entered into by the parties on March 3, 2005. The parties have discovered a typo in Section 7 Adjustment of Exercise Price in both Warrant A and B, a typo in the Exercise Price per Share of Warrant A, and a mis-statement of the mutually agreed upon call price described in Section 8 Call by the Company in Warrant B. Accordingly, the parties want to correct these errors and re-issue Warrant A and B.

Agreement

Based on the foregoing premises, which are incorporated herein by this reference and other good and valuable consideration the receipt of which is hereby acknowledged and the mutual covenants and conditions set forth herein, the parties agree as follows:

1)

Warrant A.

The Exercise Price per Share is hereby corrected to read $2.00.

2)

Warrant B.

Section 8. Call by the Company is corrected to reflect a call price of $6.00.

3)

Warrant A and Warrant B.

Section 7 is hereby amended to read:

7.     Adjustment of Exercise Price and Number of Shares.  The character of the shares of stock or other securities at the time issuable upon exercise of this Warrant and the Exercise Price therefore, are subject to adjustment upon the occurrence of the events described in sub-sections (a) – (c) of this Section 7 and all such adjustments shall be cumulative. Until the first to occur of the third anniversary of the date hereof or when the aggregate number of common shares underlying any outstanding Preferred Stock and Warrants equal three hundred thousand (300,000) shares or less, the character of the shares of stock or other securities at the time issuable upon exercise of this Warrant and the Exercise Price therefore, are subject to adjustment upon the occurrence of the events described in sub-sections (d) – (e) of this Section 7 and all such adjustments shall be cumulative.

4)

Waive any Liability.  Barron agrees to waive any potential liability that may have arisen from the discrepancy in the exercise price of Warrant A, Section 8 of Warrant B, and Section 7 of Warrants A and B and treat such discrepancy as non-material for the purpose of the transactions.  Barron does not waive any other errors or discrepancies going forward.

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5)

Ratification.

Except as expressly amended hereby, the terms of the Warrant are hereby ratified and approved as originally written.

Dated the year and date first above written.

Cordia, Corporation

Barron Partners, LP

a Nevada corporation

a Delaware Limited Partnership

By: /s/ Wesly Minella

By: /s/ Andrew Barron Worden

      Wesly Minella, Secretary

  Andrew Barron Worden, President

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